Exhibit 99.1

MANITEX INTERNATIONAL REPORTS SECOND QUARTER 2023 RESULTS

Bridgeview, IL, August 3, 2023 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months ended June 30, 2023.

SECOND QUARTER 2023 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $73.5 million, +5.7%

•	Gross profit of $14.9 million +20.8%; gross margin of 20.3%, +254 basis points

•	GAAP Net Income of $0.5 million; Adjusted Net Income of $1.7 million, or $0.08 per diluted share

•	Adjusted EBITDA of $6.8 million, +31.6%, 9.3% of net revenue, +182 basis points

•	Backlog of $223.2 million, +4.4%

•	Net leverage of 3.3X, down from 3.9X at December 31, 2022; total liquidity of $31 million

MANAGEMENT COMMENTARY

“We are excited to have delivered another quarter of strong financial performance and continued progress against our Elevating Excellence business transformation strategy,” stated Michael Coffey, CEO of Manitex. “Our second quarter revenue increased by 6% driven by favorable lifting equipment segment end-market demand and strong growth in our rental equipment operations. We remain encouraged by the positive fundamentals in our key infrastructure, energy, and mining end markets, which combined with the promising customer response to our recent new product introductions, has resulted in continued momentum in our backlog.”

“While our recent financial performance has been encouraging, we are even more excited by the ongoing progress we have achieved on our strategic initiatives, which places the company on track to deliver on the long-term financial targets we outlined last quarter,” continued Coffey. “As a reminder, our Elevating Excellence value creation framework is based on three key pillars—generating commercial growth, enhancing operating performance, and disciplined capital allocation. We expect execution on these initiatives to enable us to achieve our 2025 financial targets, which include 25% organic revenue growth at the mid-point of the range, 65-110% Adjusted EBITDA growth, and 300-500 basis points of Adjusted EBITDA margin expansion.”

“Our priorities in the near-term are centered on enhancing the operational processes that are critical to support our long-term growth ambitions, so we were pleased with the successful implementation of our new ERP systems across the organization and another quarter of improved manufacturing throughput,” continued Coffey. “The early progress on our operational goals is evident in our second quarter Adjusted EBITDA margin, which increased 180 basis points on a year-over-year basis to 9.3%, despite lingering supply chain challenges and the recent spike in steel prices.”

“A key priority is reducing our net leverage ratio towards our short-term target of at-or-below 3.0x, so we were pleased to see our net debt to trailing twelve-month Adjusted EBITDA decline to 3.3x at the end of the second quarter, down from 3.9x at the end of 2022,” stated Joseph Doolan, Chief Financial Officer of Manitex. “Our total liquidity of $31 million, which includes total cash and availability under our credit facilities, provides us with ample financial flexibility to support our organic growth initiatives.”

“Momentum in our key end markets remains robust, and as we continue to execute on our Elevating Excellence strategy, we will further position the Company to benefit from these favorable trends,” continued Coffey. “Based on our solid first half results, sustained margin improvements, and continued new order momentum, including several large orders received subsequent to quarter end, we remain on track to achieve our 2023 financial guidance, which calls for low double-digit adjusted EBITDA growth in 2023.”

SECOND QUARTER 2023 PERFORMANCE

The Company reported net revenue of $73.5 million in the second quarter 2023, an increase of 5.7% versus the prior-year period, driven by growth in the lifting segment, as well as contribution from the Rabern Rentals acquisition completed in April 2022. Revenue growth was negatively impacted by $2.6 million, or approximately 3.7%, due to lower truck chassis sales, which are largely pass-through revenue items. The Company continues to expect lower chassis sales to be a headwind to reported sales growth and a benefit to reported gross margin in 2023.

Lifting Equipment Segment revenue was $66.3 million in the second quarter 2023, an increase of 4.6%, versus the prior-year period, or an increase of 8.7% when excluding the impact of truck chassis sales in the quarter. The increased output is a direct reflection of process centered improvements attained from our Elevating Excellence strategy and favorable demand trends in both domestic and international markets. In North America, strong project activity from energy and infrastructure markets is driving robust activity levels, while international markets are benefitting from infrastructure projects in Europe and continued strength from South American mining activity.

Rental Equipment Segment revenue was $7.3 million in the second quarter 2023, supported by strong end-market demand in key North Texas markets, including contribution from the Lubbock, Texas location that opened in March 2023. The Rabern business benefitted from the deployment of new rental fleet acquired in 2022, pricing gains, and a modest improvement in utilization.

Total gross profit was $14.9 million in the second quarter, an increase from $12.4 million in the prior-year period due to revenue growth, benefits from the Company’s operational improvement initiatives, and improved profitability in rental. As a result of these factors, gross profit margin increased 250 basis points to 20.3% during the second quarter 2023. These factors were partially offset by higher US-based steel prices, which were a headwind during the quarter as prices spiked during the first half of 2023. The Company has successfully implemented product surcharges and price increases in an effort to offset the rising price of steel, and these measures are expected to benefit margins beginning in the third quarter of 2023.

SG&A expense was $10.8 million for the second quarter, compared to $11.4 million for the comparable period last year. The decrease was primarily related to restructuring and other expenses included in last year’s results. R&D costs of $0.8 million were up modestly from $0.7 million last year.

Operating income was $3.3 million for the second quarter 2023, compared to an operating loss of ($1.7) million for the same period last year. Second quarter operating margin was 4.5%, an improvement from (2.4%) in the prior year period. The year-over-year improvement in operating income was driven by the strong operating performance, disciplined cost control, and Rabern transaction costs and other one-time expenses that were incurred in the second quarter last year.

The Company delivered GAAP Net Income of $0.5 million, or $0.02 per diluted share, for the second quarter 2023, compared to a net loss of ($2.1) million, or ($0.10) per diluted share, for the same period last year. Adjusted net income was $1.7 million, or $0.08 per diluted share in the second quarter 2023, an increase compared to adjusted net income of $0.9 million, or $0.05 per diluted share, for the same period last year. Adjusted net income excludes $0.6 million of stock compensation expense and $0.7 million of other non-recurring expenses in the second quarter of 2023.

Adjusted EBITDA was $6.8 million for the second quarter 2023, or 9.3% of sales, compared to $5.2 million, or 7.4% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of June 30, 2023, total backlog was $223.2 million, up 4.4% from the end of the second quarter 2022, driven by continued favorable trends in key end markets and the contribution from new product introductions in North America. Backlog was down 6.2% from the end of the first quarter of 2023 due primarily to improved manufacturing throughput, and the timing of orders, as the Company received several large orders in early July.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2023, total debt was $95.1 million. Cash and cash equivalents as of June 30, 2023, were $7.3 million, resulting in net debt of $87.8 million. Net debt at the end of the second quarter 2023 was up modestly from the end of the first quarter due to seasonal working capital needs and modest inventory growth in Italy resulting from the transition of the ERP system. Net leverage was 3.3x at the end of second quarter 2023, down from 3.9x at the end of fourth quarter 2022. As of June 30, 2023, Manitex had total cash and availability of $31 million.

STRATEGIC UPDATE - ELEVATING EXCELLENCE INITIATIVE

In early 2023, Manitex formally launched its multi-year business transformation strategy, Elevating Excellence, which aims to drive sustained commercial growth and improved operating performance, ultimately resulting in long-term value creation for shareholders. The three main tenets of the business strategy include generating commercial growth (organic market share expansion, product innovation, expanded aftermarket focus), enhancing operating performance (optimized manufacturing resources, enhanced sourcing and procurement, product mix optimization), and disciplined capital allocation.

Key progress achieved during the second quarter against the strategy are as follows:

•

Commercial Growth. A key component of Manitex’s targeted commercial expansion strategy is market share growth, as the Company focuses on leveraging its strong market share in straight mast cranes to grow articulated cranes, industrial lifting, and aerial work platforms in North America. An important driver of this initiative, and Manitex’s growth strategy overall, is the support and partnership of the Company’s dealer network. One of these dealers is ABM Equipment, LLC (“ABM”) of Hopkins, Minnesota, which recently joined Manitex as a new dealer in June of 2022 and provides services to customers in Minnesota, North and South Dakota, Iowa, Nebraska and the upper peninsula of Michigan. ABM has quickly made significant investments in the Company’s products, including an order for ten 50-ton TC500 truck-mounted cranes. Manitex looks forward to continuing to partner with ABM and its entire dealer network to continue to execute on its commercial growth strategy.

•

Enhanced Operating Performance. Second quarter Adjusted EBITDA margin benefited from continued improvements in manufacturing throughput and strong incremental margins in rental. The recent ERP system launch has thus far been seamlessly integrated and is expected to result in additional efficiency benefits in the coming years. Supply chain pressures have continued to ease in Italy; however, the Company continues to experience some supply chain challenges, particularly in the United States.

•

Disciplined Capital Allocation. Manitex’s primary capital allocation priorities will focus on debt reduction, operational improvements, and organic growth investments in 2023. As of June 30, 2023, Manitex’s net leverage ratio was 3.3x, down from 3.9x at year-end. The Company continues to target a net leverage ratio of at-or-below 3.0x, consistent with its mandate to optimize balance sheet flexibility.

LONG-TERM FINANCIAL TARGETS

Manitex introduced long-term financial targets as part of its Elevating Excellence initiative. The full-year 2025 financial targets reflect the underlying strength of the Company’s end markets and expected commercial and operational benefits from the Elevating Excellence initiatives. The Company’s financial targets are unchanged, as detailed in the following table.

($ in millions)

	Full-Year 2022 Actual	Full Year 2025
		Low-Case	Base-Case	High-Case
Total Revenue	$273.9	$325	$342	$360
Total Adjusted EBITDA	$21.3	$35	$40	$45
Total Adjusted EBITDA Margin	7.8%	10.8%	11.8%	12.8%

These targets are current as of the time provided and subject to change, given markets conditions.

SECOND QUARTER 2023 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s second quarter 2023 results and updated corporate strategy.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eventspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(877) 407-0792
International Live:	(201) 689-8263

To listen to a replay of the teleconference, which will be available through August 17, 2023:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Passcode:	13740069

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$7,092	$7,973
Cash – restricted	210	217
Trade receivables (net)	48,828	43,856
Other receivables	1,087	1,750
Related party receivables	9	—
Inventory (net)	83,309	69,801
Prepaid expense and other current assets	3,694	3,907

Total current assets	144,229	127,504

Total fixed assets, net of accumulated depreciation of $26,291 and $22,441 at June 30, 2023 and December 31, 2022, respectively	49,929	51,697
Operating lease assets	8,010	5,667
Intangible assets (net)	13,696	14,367
Goodwill	37,075	36,916
Deferred tax assets	452	452

Total assets	$253,391	$236,603

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$53,016	$45,682
Accrued expenses	14,234	12,379
Related party payables	36	60
Notes payable	23,857	22,666
Current portion of finance lease obligations	555	509
Current portion of operating lease obligations	2,167	1,758
Customer deposits	2,653	3,407

Total current liabilities	96,518	86,461

Long-term liabilities
Revolving term credit facilities (net)	45,982	41,479
Notes payable (net)	21,585	22,261
Finance lease obligations (net of current portion)	3,092	3,382
Operating lease obligations (net of current portion)	5,843	3,909
Deferred gain on sale of property	387	427
Deferred tax liability	4,393	5,151
Other long-term liabilities	5,125	5,572

Total long-term liabilities	86,407	82,181

Total liabilities	182,925	168,642

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,243,756 and 20,107,014 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	134,239	133,289
Paid-in capital	4,621	4,266
Retained deficit	(72,882)	(73,338)
Accumulated other comprehensive loss	(5,127)	(5,822)

Equity attributable to shareholders of Manitex International	60,851	58,395
Equity attributed to noncontrolling interest	9,615	9,566

Total equity	70,466	67,961

Total liabilities and equity	$253,391	$236,603

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$73,534	$69,577	$141,405	$129,997
Cost of sales	58,599	57,210	112,060	107,505

Gross profit	14,935	12,367	29,345	22,492
Operating expenses
Research and development costs	837	720	1,651	1,436
Selling, general and administrative expenses	10,766	11,431	21,797	19,877
Transaction costs	—	1,886	—	2,199

Total operating expenses	11,603	14,037	23,448	23,512

Operating income (loss)	3,332	(1,670)	5,897	(1,020)
Other income (expense)
Interest expense	(1,896)	(1,068)	(3,661)	(1,573)
Interest income	—	1	—	3
Foreign currency transaction gain (loss)	(718)	142	(773)	93
Other income (expense)	21	724	(737)	988

Total other income (expense)	(2,593)	(201)	(5,171)	(489)

Income (loss) before income taxes	739	(1,871)	726	(1,509)
Income tax expense (benefit)	207	232	220	364

Net income (loss)	532	(2,103)	506	(1,873)

Net income (loss) attributable to noncontrolling interest	128	154	49	154

Net income (loss) attributable to shareholders of Manitex International, Inc.	$404	$(2,257)	$457	$(2,027)

Income (loss) per share
Basic	$0.02	$(0.10)	$0.02	$(0.09)
Diluted	$0.02	$(0.10)	$0.02	$(0.09)
Weighted average common shares outstanding
Basic	20,206,919	20,058,966	20,164,486	20,012,735
Diluted	20,209,959	20,058,966	20,166,968	20,012,735

Net Sales and Gross Margin

	Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$73,534	$73,534	$67,871	$67,871	$69,577	$69,577
% change Vs Q1 2023	8.3%	8.3%
% change Vs Q2 2022	5.7%	5.7%
Gross margin	14,935	14,935	14,410	14,257	12,367	12,367
Gross margin % of net sales	20.3%	20.3%	21.2%	21.0%	17.8%	17.8%

Backlog

	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022
Backlog from continuing operations	$223,236	$238,096	$230,206	$207,032	$213,810
Change Versus Current Period		(6.2%)	(3.0%)	7.8%	4.4%

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income (Loss) Attributable to Shareholders of Manitex International, Inc. to Adjusted Net Income

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net income (loss) attributable to shareholders of Manitex International Inc.	$404	$53	$ (2,257)
Adjustments, including net tax impact	1,307	1,436	3,180
Adjusted net income (loss) attributable to shareholders of Manitex International Inc.	$1,711	$1,489	$923
Weighted diluted shares outstanding	20,209,959	20,122,054	20,058,966
Diluted earnings (loss) per share as reported	$0.02	$—	$ (0.10)
Total EPS effect	$0.06	$0.07	$0.15
Adjusted diluted earnings (loss) per share	$0.08	$0.07	$0.05

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net Income (loss)	$532	$(26)	$(2,103)
Interest expense	1,896	1 ,765	1,068
Tax expense	207	13	232
Depreciation and amortization expense	2,869	3,052	2,772

EBITDA	$5,504	$4,804	$1,969
Adjustments:
Stock compensation	$589	$766	$582
FX	718	55	(142)
Pension settlement	—	487	—
Litigation / legal settlement	—	324	351
Severance / restructuring costs	—	—	1,223
Gain on sale of building	—	—	(672)
Rabern transaction costs	—	—	1,886
Valla Earnout	—	—	(33)
Other	—	(153)	12

Total Adjustments	$1,307	$1,479	$3,207

Adjusted EBITDA	$6,811	$6,283	$5,176

Adjusted EBITDA as % of sales	9.3%	9.3%	7.4%

Net Debt

	June 30, 2023	March 31, 2023	June 30, 2022
Total cash & cash equivalents	$7,302	$10,135	$16,795
Notes payable—short term	$23,857	$21,237	$20,373
Current portion of finance leases	555	532	470
Notes payable—long term	21,585	21,970	24,317
Finance lease obligations—LT	3,093	3,239	3,656
Revolver, net	45,982	49,190	46,645

Total debt	$95,072	$96,168	$95,461

Net debt	$87,770	$86,033	$78,666

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.